EXHIBIT 99.1

QCR Holdings, Inc. Announces Net Income of $3.8 Million for the Third Quarter of 2013

MOLINE, Ill., Oct. 28, 2013 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (Nasdaq:QCRH) (the "Company") today announced net income attributable to QCR Holdings, Inc. ("Net Income") of $3.8 million for the quarter ended September 30, 2013, or diluted earnings per common share ("EPS") of $0.51 after preferred stock dividends of $811 thousand. By comparison, for the quarter ended June 30, 2013, the Company reported Net Income of $4.0 million, or diluted EPS of $0.59 after preferred stock dividends of $811 thousand. For the third quarter of 2012, the Company reported Net Income of $3.1 million, or diluted EPS of $0.44 after preferred stock dividends of $811 thousand. For the first three quarters of 2013, the Company reported Net Income of $11.1 million, or diluted EPS of $1.59 after preferred stock dividends of $2.4 million. This was an increase of $1.8 million, or 19%, over the same period in 2012.

"Our core earnings expanded in the third quarter with the help of a full quarter of earnings from Community National Bank ("CNB"), which we acquired in May of this year," explained Douglas M. Hultquist, President and Chief Executive Officer. "Specifically, net interest income grew $1.6 million, or 10%, compared to the second quarter of 2013. Most of this was attributable to the addition of CNB. Excluding the bargain purchase gain of $1.8 million recognized in the second quarter of 2013, our noninterest income jumped $827 thousand, or 16%, led by wealth management and deposit service fee income. Quad City Bank & Trust recognized gains of $417 thousand as we sold securities as part of a bond swap strategy, where we took advantage of a unique market opportunity to generate gains and grow future interest income with modest diversification and duration extension. Partially offsetting these revenue increases, we incurred $1.8 million more in noninterest expenses as a result of the full quarter of CNB's existing cost structure. We are executing our integration plan and fully expect to increase operational efficiency and realize the expected costs savings in the fourth quarter."

Mr. Hultquist added, "We also incurred $389 thousand in acquisition and conversion costs this quarter. As a result, if you remove the bond gains noted above and these acquisition and conversion costs from our third quarter results, our core earnings were $3.8 million and $0.51 in EPS for the quarter."

Net Interest Income and Margin Expand in the Current Quarter

Net interest income totaled $17.3 million for the quarter ended September 30, 2013, which was an increase of 10% from the prior quarter and an increase of 18% compared to the same quarter of 2012. For the first three quarters of 2013, net interest income grew 9% over the same period of 2012. Net interest margin was 3.07% for the third quarter of 2013, compared to 2.99% for the prior quarter, and compared to 3.20% for the second quarter of 2012. For the first three quarters of 2013, the Company's net interest margin was 3.03% compared to 3.18% for the same period of 2012.

Mr. Hultquist added, "The reasons for our margin expansion quarter-over-quarter in 2013 are twofold. First, we had our first full quarter of earnings from CNB, including $463 thousand of net interest income recognized on net accretion of the market value adjustments and intangibles recorded upon acquisition. Second, we continue to have success in organically growing earning assets in our legacy markets. The impact of growth in earning assets has outpaced the impact of declining yields which appear to have slowed. We continue to place a strong emphasis on loan and deposit growth in all of our markets. Considering the highly competitive environment, it's more important than ever that our talented bankers execute on our relationship-based business model."

Continued Growth of Loans and Deposits

During the third quarter of 2013, the Company's total assets grew $38.9 million, or 2%, to a total of $2.49 billion. Loans/leases grew slightly at 1% while securities were flat. The Company's liquid assets (cash and federal funds sold) grew $27.2 million. Most of the asset growth was funded with deposits which grew $25.1 million, or 2%.

"Despite a highly competitive climate and a period of slow economic recovery, we are pleased to report continued growth in loans and leases during the quarter," remarked Todd A. Gipple, Executive Vice President, Chief Operating Officer, and Chief Financial Officer. "In addition, we were successful in shifting the mix of our deposit portfolio as brokered time deposits fell $66.2 million, or 13%, and transactional demand deposits rose $91.2 million, or 8%. Of the latter, we continue to grow our noninterest bearing deposit portfolio with additional growth of $21.4 million, or 4%, for the current quarter. We remain committed to growing quality loans and leases and supporting our communities. As we did this quarter, we expect to fund future loan/lease growth primarily with core deposits. Additionally, we remain committed to reducing our reliance on longer term wholesale borrowing which tends to be higher cost than core deposits."

Sales of Mason City, IA and Austin, MN Branches of CNB Finalized

On October 4, 2013, the Company completed its previously announced sale of the two Mason City, Iowa, branches of CNB to Clear Lake Bank & Trust Company. The Company sold certain assets and liabilities of the two Mason City branches, including deposits of approximately $62 million and loans of approximately $26 million.

On October 11, 2013, the Company completed its previously announced sale of the two Austin, Minnesota, branches of CNB to Eastwood Bank. The Company sold certain assets and liabilities of the two Austin branches, including deposits of approximately $37 million and loans of approximately $31 million.

Mr. Gipple explained, "Based on the premiums we received in completing these two transactions, we anticipate recognizing an after-tax gain in the range of approximately $1.6 to $2.0 million in the fourth quarter of 2013. CNB had created strong deposit franchises in these markets with a talented group of employees and a solid client base. It was simply a case where the markets were not a strong strategic fit for our Company and divesting these markets frees up significant capital and other resources to better focus on the Waterloo/Cedar Falls community and our other legacy markets."

Nonperforming Assets Improve 1%

Nonperforming assets at September 30, 2013 were $33.7 million, which were down $390 thousand, or approximately 1%, from June 30, 2013. In addition, the ratio of nonperforming assets-to-total assets was 1.35% at September 30, 2013, which was down from 1.39% at June 30, 2013, and down from 1.44% at September 30, 2012. Generally, the vast majority of the Company's nonperforming assets consist of nonaccrual loans/leases, accruing troubled debt restructurings, and other real estate owned ("OREO").

"During the current quarter, we were able to reduce our nonperforming assets by 1%," stated Mr. Hultquist. "Additionally, we experienced a shift in the mix of our nonperforming assets as we foreclosed on the properties securing a few nonaccrual loans and shifted approximately $5.0 million from nonaccrual loans to OREO. We are confident in our valuation approach to OREO and in our ability to sell the OREO timely at minimal additional loss. Our lending/leasing practices and credit culture remain unchanged, and we will continue our strong commitment to improving our overall asset quality."

Provision for loan/lease losses ("provision") totaled $1.4 million for the third quarter of 2013, which is down $153 thousand from the prior quarter, and down $129 thousand from the third quarter of 2012. For the first three quarters of 2013, the Company's provision totaled $3.9 million which was an increase of $620 thousand, or 19%, from the same period of 2012. With the provision of $1.4 million more than offsetting the net charge-offs totaling $461 thousand (only three basis points of average loans/leases during the current quarter), the Company's allowance for loan/lease losses ("allowance") grew to $22.1 million at September 30, 2013. As of September 30, 2013, the Company's allowance to total loans/leases was 1.43%, which was up from 1.38% at June 30, 2013, and down from 1.56% at September 30, 2012. In accordance with generally accepted accounting principles for acquisition accounting, the acquired CNB loans were recorded at market value; therefore, there was no allowance associated with CNB's loans at acquisition. Further, the Company's allowance to total nonperforming loans/leases was 89% at September 30, 2013, which was up from 71% at June 30, 2013 and up from 81% at September 30, 2012.

Capital Levels Remain Strong

As of September 30, 2013, the Company and its subsidiary banks continued to maintain capital at levels well above the existing minimum requirements administered by the federal regulatory agencies.

 "With the CNB acquisition and continued organic growth, we are pleased to continue to report regulatory capital ratios that are still well in excess of those levels required to be considered 'well-capitalized' today," stated Mr. Gipple. "Additionally, we remain strongly committed to our long-term capital plan of self-generating the capital necessary to grow tangible common equity and to continue redemption of the remaining Small Business Lending Fund preferred capital without a dilutive common equity raise."

Mr. Gipple added, "We were pleased with the final regulatory capital rules recently confirmed by the joint federal regulatory agencies. We believe that our current capital structure and execution of our existing capital plan without the need for a dilutive common equity raise will be more than sufficient to meet and exceed the revised regulatory capital ratios as required by Basel III."

Financial highlights as of September 30, 2013 for the Company's primary subsidiaries were as follows:

  Quad City Bank & Trust, the Company's first subsidiary bank, which opened in 1994, had total consolidated assets of $1.25 billion at September 30, 2013, which was an increase of $21.5 million, or 2% from June 30, 2013. Loans/leases grew $6.7 million, or 1%, in the current quarter. The growth was funded from federal funds purchased and customer repurchase agreements (combined increase of $31.1 million, or 14%) and net cash flow from the securities portfolio (taxable securities declined $17.5 million, or 4%, while tax-exempt municipal securities grew $12.7 million, or 30%). The majority of these municipal securities are located in the Midwest with thorough underwriting conducted before investment. The bank realized net income of $7.7 million for the first nine months of 2013, which compares to $8.2 million for the same period of 2012. The decline was primarily the result of increased provision for specific commercial credits.

  Included in the discussion above and consolidated with Quad City Bank & Trust, m2 Lease Funds, LLC, the Company's leasing subsidiary, grew leases $6.7 million, or 6%, during the third quarter of 2013. Further, m2 realized pre-tax net income of $2.7 million for the first nine months of 2013, which was up slightly from the same period of 2012.

  Cedar Rapids Bank & Trust, which opened in 2001, had total assets of $651.3 million at September 30, 2013, which was an increase of $31.8 million, or 5%, from June 30, 2013. The bank grew loans $6.7 million, or 2%, during the third quarter of 2013. The loan growth was funded by core deposits (increase of $40.1 million, or 10%). Additionally, the bank reduced its reliance on wholesale funds as Federal Home Loan Bank ("FHLB") advances fell $4.6 million during the quarter. The bank realized net income of $5.1 million for the first three quarters of 2013, which was an increase of $811 thousand, or 19%, over the same period of 2012. The bank continues to have success in generating strong noninterest income from gains on sales of the government guaranteed portion of SBA and USDA loans. This continues to be a core strategy for the bank and the Company. On October 26, 2013, Cedar Rapids Bank & Trust grew with the addition of CNB's branch locations through the merger of CNB with and into the bank. CNB's merged branch offices will operate as a division of Cedar Rapids Bank & Trust under the name "Community Bank & Trust."

  Rockford Bank & Trust, which opened in 2005, had total assets of $333.8 million at September 30, 2013, which was down slightly from June 30, 2013. During the third quarter of 2013, loans decreased $3.7 million, or 2%, primarily due to a $4.0 million loan that is 75% government guaranteed under the SBA program which was foreclosed on and moved into OREO. Taxable securities declined $3.1 million, or 7%, while tax-exempt municipal securities grew $5.1 million. The majority of these municipal securities are located in the Midwest with thorough underwriting conducted before investment. The bank realized net income of $1.0 million for the first three quarters of 2013, which was an increase of $812 thousand from the same period of 2012.

  Community National Bank, which opened in 1997 and was acquired by the Company on May 13, 2013, had total assets of $276.4 million at September 30, 2013, which was flat from June 30, 2013. The bank's assets consisted primarily of loans totaling $189.7 million and a securities portfolio of $41.5 million. Funding these assets, the bank had $240.4 million of deposits. The bank reported net income for the quarter of $592 thousand. On October 26, 2013, CNB merged with and into Cedar Rapids Bank & Trust. CNB's merged branch offices will operate as a division of Cedar Rapids Bank & Trust under the name "Community Bank & Trust."

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company, which serves the Quad City, Cedar Rapids, and Rockford communities through its wholly owned subsidiary banks. Quad City Bank & Trust Company, which is based in Bettendorf, Iowa, and commenced operations in 1994, Cedar Rapids Bank & Trust Company, which is based in Cedar Rapids, Iowa, and commenced operations in 2001, and Rockford Bank & Trust Company, which is based in Rockford, Illinois, and commenced operations in 2005, provide full-service commercial and consumer banking and trust and asset management services. Quad City Bank & Trust Company also engages in commercial leasing through its wholly owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin. With the acquisition of Community National Bank on May 13, 2013, the Company now serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate," "annualize," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business, including Basel III, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations issued thereunder; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the integration of acquired entities, including CNB; (viii) the loss of key executives or employees; (ix) changes in consumer spending; (x)  unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	As of
	September 30, 2013		June 30, 2013		December 31, 2012		September 30, 2012
	(dollars in thousands, except share data)

CONDENSED BALANCE SHEET	Amount	%	Amount	%	Amount	%	Amount	%
Cash, federal funds sold, and interest-bearing deposits	$ 122,779	5%	$ 95,557	4%	$ 110,488	5%	$ 95,727	5%
Securities	703,699	28%	703,467	29%	602,239	29%	591,351	29%
Net loans/leases	1,517,321	61%	1,509,570	62%	1,267,462	61%	1,224,875	61%
Core deposit intangible	3,311	0%	3,440	0%	--	0%	--	0%
Goodwill	3,223	0%	3,223	0%	3,223	0%	3,223	0%
Other assets	135,381	6%	131,514	6%	110,318	5%	108,770	5%
Total assets	$ 2,485,714	100%	$ 2,446,771	100%	$ 2,093,730	100%	$ 2,023,946	100%

Total deposits	$ 1,741,832	70%	$ 1,716,780	70%	$ 1,374,114	66%	$ 1,343,235	66%
Total borrowings	557,513	22%	549,990	22%	547,758	26%	511,561	25%
Other liabilities	38,416	2%	34,555	1%	31,424	1%	30,029	2%
Total stockholders' equity	147,953	6%	145,446	6%	140,434	7%	139,121	7%
Total liabilities and stockholders' equity	$ 2,485,714	100%	$ 2,446,771	100%	$ 2,093,730	100%	$ 2,023,946	100%

SELECTED INFORMATION FOR COMMON STOCKHOLDERS' EQUITY
Common stockholders' equity *	$ 94,791		$ 92,283		$ 87,271		$ 85,958
Common shares outstanding	5,810,602		5,797,067		4,918,202		4,862,778
Book value per common share **	$ 16.31		$ 15.92		$ 17.74		$ 17.65
Tangible book value per common share **	$ 15.19		$ 14.77		$ 17.08		$ 16.98
Closing stock price	$ 15.89		$ 15.45		$ 13.22		$ 14.98
Market capitalization	$ 92,330		$ 89,565		$ 65,019		$ 72,844
Market price / book value	97.40%		97.05%		74.50%		84.89%
Market price / tangible book value	104.64%		104.63%		77.39%		88.24%
Tangible common equity *** / total tangible assets (TCE/TA)	3.56%		3.51%		4.02%		4.09%
TCE/TA excluding accumulated other comprehensive income	3.96%		3.89%		3.80%		3.78%

REGULATORY CAPITAL RATIOS:
Total risk-based capital ratio	12.43%	****	12.20%		12.71%		12.98%
Tier 1 risk-based capital ratio	11.02%	****	10.82%		11.27%		11.52%
Tier 1 leverage capital ratio	7.77%	****	8.07%		8.13%		8.12%

	For the quarter ended September 30,				For the nine months ended September 30,
CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY	2013		2012		2013		2012
Beginning balance	$ 145,446		$ 139,322		$ 140,434		$ 144,433
Net income	3,812		3,185		11,122		9,861
Other comprehensive income (loss), net of tax	(818)		1,644		(14,746)		1,368
Preferred and common cash dividends declared	(811)		(811)		(2,663)		(2,875)
Issuance of 834,715 shares of common stock for acquisition of CNB, net	--		--		13,017		--
Redemption of 10,223 shares of Series F Preferred Stock	--		--		--		(10,223)
Purchase of noncontrolling interest	--		(4,527)		--		(4,527)
Other *****	324		308		789		1,084
Ending balance	$ 147,953		$ 139,121		$ 147,953		$ 139,121

* Includes noncontrolling interests and accumulated other comprehensive income
**Includes accumulated other comprehensive income and excludes noncontrolling interests
***Tangible common equity is defined as total common stockholders' equity excluding equity of noncontrolling interests and excluding goodwill and other intangibles. This ratio is a non-GAAP financial measure. The Company's management believes that this measure is important to many investors in the marketplace who are interested in changes period to period in common equity exclusive of changes in intangible assets.
****Subject to change upon final calculation for regulatory filings due after earnings release
*****Includes mostly common stock issued for options exercised and the employee stock purchase plan, as well as stock-based compensation.

QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	As of
	September 30, 2013		June 30, 2013		December 31, 2012		September 30, 2012
	(dollars in thousands)

ANALYSIS OF LOAN DATA	Amount	%	Amount	%	Amount	%	Amount	%
Nonaccrual loans/leases	$ 22,126	66%	$ 27,782	82%	$ 17,932	60%	$ 17,731	61%
Accruing loans/leases past due 90 days or more	61	0%	3	0%	159	1%	203	1%
Troubled debt restructures - accruing	2,739	8%	2,178	6%	7,300	25%	6,009	21%
Other real estate owned	8,496	25%	3,860	11%	3,955	13%	5,003	17%
Other repossessed assets	255	1%	244	1%	212	1%	116	0%
Total nonperforming assets	$ 33,677	100%	$ 34,067	100%	$ 29,558	100%	$ 29,062	100%

Net charge-offs (calendar year-to-date)	$ 1,808		$ 1,347		$ 3,235		$ 2,698

Loan/lease mix:
Commercial and industrial loans	$ 471,257	31%	$ 470,416	31%	$ 394,244	31%	$ 355,004	29%
Commercial real estate loans	714,701	46%	724,006	47%	593,979	46%	594,904	48%
Direct financing leases	121,268	8%	114,755	8%	103,686	8%	102,039	8%
Residential real estate loans	150,825	10%	143,093	9%	115,582	9%	112,492	9%
Installment and other consumer loans	77,226	5%	74,569	5%	76,720	6%	76,838	6%
Deferred loan/lease origination costs, net of fees	4,106	0%	3,887	0%	3,176	0%	3,015	0%
Total loans/leases	$ 1,539,383	100%	$ 1,530,726	100%	$ 1,287,387	100%	$ 1,244,292	100%
Less allowance for estimated losses on loans/leases	22,062		21,156		19,925		19,417
Net loans/leases	$ 1,517,321		$ 1,509,570		$ 1,267,462		$ 1,224,875

ANALYSIS OF SECURITIES DATA
Securities mix:
U.S. government sponsored agency securities	$ 367,525	52%	$ 382,306	55%	$ 338,609	57%	$ 343,244	59%
Residential mortgage-backed and related securities	166,545	24%	177,155	25%	163,601	27%	155,691	26%
Municipal securities	166,771	24%	141,381	20%	97,615	16%	90,032	15%
Other securities	2,858	0%	2,625	0%	2,414	0%	2,384	0%
Total securities	$ 703,699	100%	$ 703,467	100%	$ 602,239	100%	$ 591,351	100%

ANALYSIS OF DEPOSIT DATA
Deposit mix:
Noninterest-bearing demand deposits	$ 515,365	30%	$ 493,964	29%	$ 450,660	33%	$ 417,284	31%
Interest-bearing demand deposits	780,546	45%	710,745	42%	587,201	43%	567,578	42%
Time deposits	382,819	22%	451,991	26%	290,933	21%	308,083	23%
Brokered time deposits	63,103	4%	60,080	3%	45,320	3%	50,290	4%
Total deposits	$ 1,741,833	100%	$ 1,716,780	100%	$ 1,374,114	100%	$ 1,343,235	100%

ANALYSIS OF BORROWINGS DATA
Borrowings mix:
FHLB advances	$ 205,350	37%	$ 209,950	38%	$ 202,350	37%	$ 196,350	38%
Wholesale structured repurchase agreements	130,000	23%	130,000	24%	130,000	24%	130,000	25%
Customer repurchase agreements	124,330	22%	115,326	21%	104,943	19%	114,248	22%
Federal funds purchased	44,930	8%	41,860	8%	66,140	12%	26,640	6%
Junior subordinated debentures	40,257	7%	40,210	7%	36,085	7%	36,085	7%
Other	12,646	2%	12,644	2%	8,240	1%	8,238	2%
Total borrowings	$ 557,513	100%	$ 549,990	100%	$ 547,758	100%	$ 511,561	100%

QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	For the Quarter Ended			For the Nine Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
	(dollars in thousands, except per share data)

CONDENSED INCOME STATEMENT
Interest income	$ 21,996	$ 20,139	$ 19,487	$ 60,673	$ 58,396
Interest expense	4,686	4,431	4,858	13,463	15,047
Net interest income	17,310	15,708	14,629	47,210	43,349
Provision for loan/lease losses	1,367	1,520	1,496	3,945	3,325
Net interest income after provision for loan/lease losses	15,943	14,188	13,133	43,265	40,024
Noninterest income	5,935	6,949	4,117	18,087	12,141
Noninterest expense	17,027	15,235	13,031	46,220	38,878
Net income before taxes	4,851	5,902	4,219	15,132	13,287
Income tax expense	1,039	1,857	1,035	4,010	3,426
Net income	$ 3,812	$ 4,045	$ 3,184	$ 11,122	$ 9,861
Less: Net income attributable to noncontrolling interests	--	--	127	--	495
Net income attributable to QCR Holdings, Inc.	$ 3,812	$ 4,045	$ 3,057	$ 11,122	$ 9,366

Less: Preferred stock dividends	811	811	811	2,432	2,685
Net income attributable to QCR Holdings, Inc. common stockholders	$ 3,001	$ 3,234	$ 2,246	$ 8,690	$ 6,681

Earnings per share attributable to QCR Holdings, Inc.:
Basic	$ 0.52	$ 0.60	$ 0.45	$ 1.62	$ 1.37
Diluted	$ 0.51	$ 0.59	$ 0.44	$ 1.59	$ 1.35

Earnings per common share (basic) attributable to QCR Holdings, Inc. LTM *	$ 2.12	$ 2.05	$ 1.73

Weighted average common shares outstanding	5,806,019	5,393,062	4,978,699	5,375,557	4,871,626
Weighted average common and common equivalent shares outstanding	5,915,279	5,497,275	5,080,288	5,482,298	4,938,514

AVERAGE BALANCES
Assets	$ 2,456,167	$ 2,323,336	$ 2,030,209	$ 2,296,505	$ 2,013,525
Loans/leases	$ 1,529,771	$ 1,418,389	$ 1,227,326	$ 1,409,067	$ 1,212,323
Deposits	$ 1,738,310	$ 1,551,095	$ 1,321,547	$ 1,557,757	$ 1,292,360
Total stockholders' equity	$ 146,038	$ 146,671	$ 139,222	$ 144,631	$ 142,329
Common stockholders' equity	$ 93,537	$ 90,659	$ 86,058	$ 91,031	$ 83,503

KEY PERFORMANCE RATIOS
Return on average assets (annualized) ***	0.62%	0.70%	0.60%	0.65%	0.62%
Return on average common equity (annualized) **	12.83%	14.27%	10.44%	12.73%	10.67%
Return on average total equity (annualized) ***	10.44%	11.03%	8.78%	10.25%	8.77%
Price earnings ratio LTM *	7.50 x	7.54 x	8.66 x	7.50 x	8.66 x
Net interest margin (TEY)	3.07%	2.99%	3.20%	3.03%	3.18%
Nonperforming assets / total assets	1.35%	1.39%	1.44%	1.35%	1.44%
Net charge-offs / average loans/leases	0.03%	0.08%	0.07%	0.13%	0.22%
Allowance / total loans/leases ****	1.43%	1.38%	1.56%	1.43%	1.56%
Allowance / nonperforming loans ****	88.51%	70.61%	81.10%	88.51%	81.10%
Efficiency ratio	73.25%	67.24%	69.51%	70.78%	70.06%
Full-time equivalent employees *****	431	438	355	431	355

* LTM: Last twelve months
** The numerator for this ratio is "Net income attributable to QCR Holdings, Inc. common stockholders"
*** The numerator for this ratio is "Net income attributable to QCR Holdings, Inc."
**** Upon acquisition per GAAP, the loans are recorded at market value which eliminated the allowance and impacts these ratios.
***** CNB had 75 and 77 full-time equivalent employees at September 30, 2013 and June 30, 2013, respectively.

QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

ANALYSIS OF NET INTEREST INCOME AND MARGIN

	For the Quarter Ended
	September 30, 2013			June 30, 2013			September 30, 2012
	Average Balance	Interest Earned or Paid	Average Yield or Cost	Average Balance	Interest Earned or Paid	Average Yield or Cost	Average Balance	Interest Earned or Paid	Average Yield or Cost
	(dollars in thousands)

Securities *	$ 717,195	$ 4,043	2.24%	$ 714,808	$ 4,040	2.27%	$ 619,650	$ 3,930	2.52%
Loans *	1,529,771	18,440	4.78%	1,418,389	16,530	4.67%	1,227,326	16,002	5.19%
Other	80,903	226	1.11%	60,099	196	1.31%	55,064	211	1.52%
Total earning assets *	$ 2,327,869	$ 22,709	3.87%	$ 2,193,296	$ 20,766	3.80%	$ 1,902,040	$ 20,143	4.21%

Deposits	$ 1,212,602	$ 1,394	0.46%	$ 1,049,017	$ 1,177	0.45%	$ 914,950	$ 1,489	0.65%
Borrowings	533,138	3,292	2.45%	593,416	3,254	2.20%	540,293	3,369	2.48%
Total interest-bearing liabilities	$ 1,745,740	4,686	1.06%	$ 1,642,433	4,431	1.08%	$ 1,455,243	4,858	1.33%

Net interest income / spread *		$ 18,023	2.81%		$ 16,335	2.72%		$ 15,285	2.89%
Net interest margin *			3.07%			2.99%			3.20%

	For the Nine Months Ended
	September 30, 2013			September 30, 2012
	Average Balance	Interest Earned or Paid	Average Yield or Cost	Average Balance	Interest Earned or Paid	Average Yield or Cost
	(dollars in thousands)

Securities *	$ 693,547	$ 11,742	2.26%	$ 603,756	$ 10,890	2.41%
Loans *	1,409,067	50,221	4.77%	1,212,323	48,307	5.32%
Other	65,533	606	1.24%	68,823	669	1.30%
Total earning assets *	$ 2,168,147	$ 62,569	3.86%	$ 1,884,902	$ 59,866	4.24%

Deposits	$ 1,052,740	$ 3,687	0.47%	$ 896,329	$ 4,834	0.72%
Borrowings	559,724	9,776	2.34%	551,756	10,213	2.47%
Total interest-bearing liabilities	$ 1,612,464	13,463	1.12%	$ 1,448,085	15,047	1.39%

Net interest income / spread *		$ 49,106	2.74%		$ 44,819	2.85%
Net interest margin *			3.03%			3.18%

* Includes nontaxable securities and loans. Interest earned and yields on nontaxable securities and loans are determined on a tax equivalent basis using a 34% tax rate for each period presented.

QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	For the Quarter Ended			For the Nine Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
ANALYSIS OF NONINTEREST INCOME	(dollars in thousands)
Trust department fees	$ 1,312	$ 1,197	$ 915	$ 3,549	$ 2,650
Investment advisory and management fees	634	695	576	1,939	1,776
Deposit service fees	1,229	1,054	847	3,191	2,627
Gain on sales of residential real estate loans	185	247	424	722	987
Gain on sales of government guaranteed portions of loans	338	766	261	1,949	979
Earnings on cash surrender value of life insurance	466	424	400	1,329	1,197
Credit card fees, net of processing costs	58	85	140	193	410
Subtotal	$ 4,222	$ 4,468	$ 3,563	$ 12,872	$ 10,626
Bargain purchase gain on CNB acquisition	--	1,841	--	1,841	--
Losses on other real estate owned, net	(3)	(83)	(746)	(533)	(1,324)
Securities gains	417	16	--	433	105
Other *	1,299	707	1,300	3,474	2,734
Total noninterest income	$ 5,935	$ 6,949	$ 4,117	$ 18,087	$ 12,141

ANALYSIS OF NONINTEREST EXPENSE
Salaries and employee benefits	$ 9,803	$ 9,186	$ 8,201	$ 27,732	$ 24,582
Occupancy and equipment expense	1,915	1,587	1,460	4,931	4,177
Professional and data processing fees	1,903	1,439	1,066	4,482	3,343
FDIC and other insurance	713	627	599	1,896	1,756
Loan/lease expense	396	252	273	893	755
Advertising and marketing	406	412	437	1,083	1,057
Postage and telephone	277	258	191	753	716
Stationery and supplies	143	151	140	405	418
Bank service charges	307	284	211	866	610
Subtotal	$ 15,863	$ 14,196	$ 12,578	$ 43,041	$ 37,414
Acquisition costs	389	432	--	1,178	--
Other-than-temporary-impairment losses on securities	--	--	--	--	62
Other	775	607	453	2,001	1,402
Total noninterest expense	$ 17,027	$ 15,235	$ 13,031	$ 46,220	$ 38,878

* Following is a detailed breakdown of Other Noninterest Income:

Gain on sale of credit card loan portfolio	$ --	$ --	$ --	$ 495	$ --
Gain on sale of credit card issuing operations	--	--	--	355	--
Debit card fees	265	257	240	752	729
Fees on interest rate swaps on commercial loans	44	--	94	51	300
Miscellaneous	990	450	966	1,821	1,705
TOTAL	$ 1,299	$ 707	$ 1,300	$ 3,474	$ 2,734
CONTACT: Todd A. Gipple
         Executive Vice President
         Chief Operating Officer
         Chief Financial Officer
         (309) 743-7745